Exhibit 10.19
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.
Distribution and Manufacturing Agreement
This Distribution and Manufacturing Agreement (the “Agreement”), effective August 27, 2009 (the “Effective Date”), is made between VUZIX Corporation, whose principal place of business is located at 75 Town Centre Drive, Rochester, New York 14623 U.S.A. (herein referred to as “VUZIX”) and YuView Holdings Ltd., with its registered office at 800-885 West Georgia Street, Vancouver, B.C. V6C 3H1 (hereinafter referred to as “RESELLER”) each a “Party” and, collectively, the “Parties”.
NOW THEREFORE in consideration of the mutual covenants and agreements herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
1.	GRANT OF LICENSE AND AREA OF RESPONSIBILITY

1.1	VUZIX grants to RESELLER the exclusive right to sell, promote and distribute the products listed in Schedule B (the “Products”) in the area(s) (the “Territory”) described on Schedule A -I (the “License”).

1.2	This License is limited to the Territory, and does not extend to any other area or market. No exporting or re-exporting of Products to any customers outside of the Territory, either directly or indirectly, is authorized unless written authorized permission is granted by VUZIX.

1.3	The License may be terminated by VUZIX if RESELLER fails to meet the sales volume goals established by VUZIX and RESELLER for any period, as specified in Schedule B to this Agreement.

1.4	If RESELLER has not signed a Letter Of Intent, Letter of Understanding, or a Product Supply Agreement with [******************************************************] in the Territory to be a preferred or strategic supplier of video eyewear Products made by VUZIX or based on VUZIX Key Components within [************] of the signing of the Agreement, VUZIX shall the right thereafter to change of all RESELLER’s rights under this Agreement to non-exclusive.

2.	RESELLER’S OBLIGATIONS

2.1	RESELLER agrees to use commercially reasonable diligent, good faith efforts to promote the sale, distribution and promotion of the Products in the Territory. RESELLER shall actively and continuously develop, promote and maintain the distribution and support network for the Products within the Territory and shall engage in public relations and educational campaigns to inform the public of the Products within the Territory (including running pilot tests of the Products with potential customers), that RESELLER in its sole discretion considers necessary to create a demand therefore.

RESELLER agrees that it will not directly or indirectly, manufacture, market or distribute other products that are competitive with or substantially similar (either in function, form or features) to the Products covered under this Agreement, nor will it assist anyone else to do so.

2.2	RESELLER shall organize, train and maintain a competent force of sales persons who shall call on or contact customers in the Territory on a regular basis.

2.3

2.4	RESELLER shall set up and maintain a technical support centre for customers in the Territory that is adequate to provide support to its customers in a manner that is reasonably consistent with the practices provided by other companies within the Territory for similar types of consumer oriented products.

2.5	RESELLER may make full and effective use of promotional aids, selling aids, educational materials, advertising materials and related items as VUZIX may furnish to RESELLER. RESELLER, at its own cost, may develop and produce its own promotional materials which shall be in a manner that maintains the image of VUZIX and the Products and protects VUZIX’ trademarks. RESELLER will use commercially reasonable efforts to provide VUZIX with copies of all such materials before they are released publicly. If VUZIX provides any written comments within ten days (10) after its receipt of such materials, RESELLER will work with VUZIX to implement or address those suggestions.

2.6	RESELLER shall cooperate with VUZIX marketing, sales management and field educational personnel in the promotion and selling of the Products.

2.7	RESELLER shall keep such amount of inventory of the Products as to be reasonably determined by RESELLER in view of the actual demand of the Products and Product manufacturing lead times.

2.8	RESELLER will maintain an adequate capital base and available credit lines to operate effectively with enough working capital to meet the demands of the customers within the Territory.

2.9	RESELLER will (i) conduct its business in a manner that reflects favorably at all times on the VUZIX Products and the good name, goodwill and reputation of VUZIX; (ii) avoid deceptive, misleading or unethical practices, that are or might be detrimental to VUZIX, the Products or the public; (iii) make no false or misleading representation with regard to VUZIX or the Products; (iv) not publish or employ or cooperate in the publication or employment of deceptive or misleading advertising material with regard to VUZIX or the Products; (v) make no representations, warranties or guarantees to customers or the trade with respect to the specifications, features or capabilities of the Products other than those included in the Products user documentation.

2.10	Both parties shall comply with all applicable international, national, provincial and state, regional, and local laws and regulations, including but not limited to export laws and regulations, in performing their duties hereunder and in any of their dealings with respect to the Products.

2.11	RESELLER shall only distribute, sell or resell the Products in the Territory under RESELLER’s trade names or trade-marks or co-brand the Products with the VUZIX’ trade names and trade-marks in accordance with the terms of this Agreement and with standards for the use of VUZIX’s trademarks supplied by VUZIX.

2.12	RESELLER will distribute the Products with all packaging, warranties, disclaimers and license agreements intact as shipped from VUZIX, and will provide each of its customers with the terms of the License Agreement applicable to any VUZIX software included with the Products. Notwithstanding the above, if RESELLER has exercised its option to manufacture the Products under Section 5, RESELLER will be responsible for providing packaging, warranties and disclaimers for the Products manufactured in the Territory with the exception of all warranties and disclaimers applicable to Key Components (as defined herein), which warranties and disclaimers VUZIX will be responsible for. VUZIX will make no, and will have no responsibility for, warranties with respect to such products, other than with respect to Key Components. In the event the RESELLER has exercised its option to manufacture the Products pursuant to Section 5 of this Agreement, RESELLER will ensure that all packaging, license terms, warranties, and disclaimers provide adequate protection for the intellectual property of VUZIX, which will have the right to approve such license terms, warranties and disclaimers as they relate to VUZIX intellectual property or the Key Components and will provide such approval within a reasonable time not to exceed thirty (30) days.
2.13	RESELLER will use commercially reasonable efforts to advise VUZIX promptly concerning any market information that comes to RESELLER’s attention regarding the Products, VUZIX’s market position or the continued competitiveness of the Products in the marketplace.

3.	VUZIX’S OBLIGATIONS

3.1	VUZIX will, at the request of RESELLER, provide RESELLER with information and materials reasonably necessary for RESELLER’s performance of marketing as contemplated hereby. VUZIX shall furnish to RESELLER, free of charge, such number of copies as required by RESELLER, within reason, of all available manuals in the English and Mandarin Language, and Product related sales and advertising material, Product manuals, and installation and operation manuals then in use by VUZIX (unless specifically prepared for another customer of VUZIX). For the avoidance of doubt, VUZIX shall have no obligation to create for or provide to RESELLER any materials other than its then-existing standard materials.

3.2	VUZIX will modify all packaging associated with the Products as reasonably requested by the RESELLER to reflect RESELLER’s trade-marks and to meet special needs due to language differences and imposed packaging requirements in the Territory.

3.3	VUZIX shall make available to RESELLER in Beijing, at least twice per calendar year for periods of not more than 5 business days each or on a more frequent basis if required to support the launch of new Products or amended technology in existing Products, technically competent personnel to counsel RESELLER’s engineers in a manner reasonably necessary to enable RESELLER’s marketing of the Products as contemplated herein. RESELLER shall bear the reasonable expenses of having VUZIX personnel attend and instruct such courses in China, namely, the expenses of transportation, accommodation and meals.

3.4	VUZIX shall provide to RESELLER access to any reasonably necessary technical training courses that it develops, free of charge. RESELLER shall bear the reasonable expenses of having VUZIX personnel attend and instruct such courses in China, namely, the expenses of transportation, accommodation and meals. RESELLER shall have the right to have each such course presented in China once without charge other than for expenses, and each additional presentation of such course shall be paid for by RESELLER at VUZIX’ standard per diem rate for the VUZIX personnel involved.

3.5	VUZIX in cooperation with the RESELLER shall prepare, obtain or transmit to RESELLER and all parties concerned, all export documents that are normally required to export the Products from the United States to RESELLER’s designated shipment point in the Territory provided, however, that VUZIX shall not prepare, obtain or transport documents providing for the export of the Products in violation of applicable United States export regulations or where such export is prohibited or substantially restricted. VUZIX shall not be responsible for delivery delays caused by its inability to obtain export clearance so long as VUZIX reasonably attempts and continues to attempt to obtain such clearance.

3.6	VUZIX shall be responsible for all export costs into the Territory, however such costs will be included in its selling price to the RESELLER, and RESELLER shall be responsible for all import costs into the Territory, CIF Beijing.

3.7	VUZIX will not itself and will not authorize anyone else to directly or indirectly market, advertise, promote or sell products that are manufactured by VUZIX or its licensed third party partners or OEM’s that are substantially similar with the Products in the Territory. VUZIX will promptly refer all inquiries regarding the Products received from within or about the Territory to RESELLER. VUZIX may market its brand within the Territory, subject to the prior consent of the RESELLER, with such consent not to be unreasonably withheld.

3.8	VUZIX will be responsible for and will use reasonable commercial efforts to protect and enforce VUZIX’s intellectual property rights in and arising from the Products throughout the Territory, including the filing of applications and the maintenance of registrations for patent, copyright, trade-mark, industrial design and other applicable intellectual property rights throughout the Territory. If RESELLER becomes aware of any third party infringement or other misuse of such intellectual property rights, RESELLER will promptly inform VUZIX of such infringement and RESELLER will, at VUZIX’s cost, provide such reasonable assistance to VUZIX as VUZIX requests for the purpose of enforcing its intellectual property rights against such infringement. If VUZIX elects not to take any action to prevent the infringement or other misuse of its intellectual property rights in the Territory within 60 days of being advised of an infringement (i) after having being advised by its legal counsel that such action is justified and has a reasonable likelihood of success, and (ii) where the expected damages recovery or damage mitigation would be greater than the costs of action or the costs of doing nothing, RESELLER may, at RESELLER’s option, take such action at VUZIX’s expense, in which case VUZIX will, at VUZIX’s expense, provide reasonable cooperation in such action. VUZIX will promptly provide RESELLER with the basis of the determination as set out in (i) and (ii) in the previous sentence, and in the event RESELLER disagrees with the determination and the parties are not able to arrive at an agreed course of action within 10 days, either party may at its option refer the matter for arbitration as set out in this Agreement. In the event the RESELLER is unsuccessful in having arbitration agreeing such actions have reasonable merits to proceed, then it will be required to reimburse VUZIX for all its costs related to this matter, inclusive of all costs since the matter was originally raised by the RESELLER. In the event where RESELLER elects to proceed with an action that it solely undertakes at its own cost, and VUZIX has elected not to proceed in accordance with the terms of this Agreement after an arbitrators decision on the lack of positive merits of such an action, then VUZIX shall not be liable for any costs but will provide reasonable cooperation in such actions, at RESELLER’s expense. Any money or proceeds recovered by way of damages, judgments, settlements or otherwise with respect to such action that are not measured by the royalties that would be payable to Vuzix for the use of such intellectual property, will be kept by the Party who bore the costs of such action or, in any case where the Parties have shared the costs, such money will be shared in proportion to the costs borne by each Party.

3.9	RESELLER will at all times be responsible for protecting and enforcing RESELLER’s trade-mark rights in and relating to the Products throughout the Territory.

3.10	VUZIX reserves the right to protect and enforce such rights in the Territory if it so wishes and will prepare and submit or file all such rights on its own behalf only. RESELLER may use Vuzix’ trademarks, trade names and trade dress only in such manner as Vuzix shall specify, inclusive of any local and special requirements to ensure the protection of the rights within the Territory.

3.11	VUZIX will use commercially reasonable efforts to advise RESELLER promptly concerning any market information that comes to VUZIX’s attention regarding the

Products, the RESELLER’s market position or the continued competitiveness of the Products.
4.	TERMS OF SALE AND SHIPMENT

4.1	All sales to RESELLER shall be in accordance with the prices and volume discounts disclosed in Schedule C. At no time will the price and volume discounts set out in Schedule C be less advantageous to RESELLER than the best price for equivalent volumes offered by VUZIX to its best resellers for the same Product, subject to the pricing adjustments described in Schedule C. Payments shall be made in accordance with the terms set out in Schedule C.

4.2	Unless RESELLER has exercised its option to manufacture the Products under Section 5, if RESELLER does not meet the minimum business volumes (“MBV”) set out in Schedule B within the times set forth in such Schedule, VUZIX may terminate this Agreement in accordance with Section 11.4. If RESELLER has exercised its option to manufacture the Products under Section 5, and if RESELLER does not meet the MBV set out in Schedule B for Key Components, VUZIX may terminate this Agreement in accordance with Section 11.4. The MBV set out in Schedule B may be amended from time to time by written agreement of the Parties.

4.3	VUZIX reserves the right, to change at anytime, and from time to time, its Products, packaging, labeling, and promotional material and manufacturing techniques, upon 90 days prior written notice to RESELLER. VUZIX however, will use commercially reasonable efforts to consult with the RESELLER in advance when such changes are intended.

4.4	All orders are subject to acceptance by VUZIX, which acceptance shall not be unreasonably withheld, conditioned or delayed. Delivery is subject to Product availability, VUZIX overall manufacturing capabilities and working capital position at the time RESELLER’s order is received.

4.5	Subject to the conditions contained in Section 4.4, VUZIX will use commercially reasonable efforts to meet delivery dates accepted by it in each order. Orders accepted by VUZIX may not be canceled by RESELLER except on terms acceptable to VUZIX, unless VUZIX is unable to meet delivery dates previously agreed upon. Orders accepted by VUZIX may not be canceled by VUZIX unless RESELLER is on credit hold or in breach of this Agreement, except on terms acceptable to RESELLER.

4.6	VUZIX shall pack all Products it delivers in accordance with good commercial practices. Shipment of Products will be made on terms CIF Beijing. Title and risk of loss passes to RESELLER when the Products are delivered to RESELLER in Beijing. RESELLER is obligated to examine any shipment upon receipt and report any damage to or shortage of merchandise promptly to the carrier, its agents or insurance agents and to VUZIX within thirty (30) days of delivery. VUZIX is responsible for any losses or damage caused by the freight carrier during shipment that are reported within the thirty (30) days. Any RESELLER claim for other adjustments of an invoice is deemed to be waived if RESELLER fails to present such claim within thirty (30) days from the date of the invoice. .

4.7	Purchase orders and instructions between VUZIX and RESELLER shall be written and may be sent by facsimile machine (with delivery acknowledgment) , mail (acknowledged, return receipt requested), electronic mail (with delivery acknowledgement) and/or hand delivered and shall be effective as to a party when received by it, subject to the other provisions of this Agreement. VUZIX will provide RESELLER with confirmation of receipt of purchase orders and instructions within five (5) business days. While RESELLER may employ its own form of purchase order, RESELLER agrees that the terms of this Agreement shall exclusively govern the sale of the Products and any terms or provisions of RESELLER’s purchase orders or of VUZIX’s invoices which are different from or in addition to the terms of this Agreement shall be null, void and of no force and effect.
4.8	If RESELLER fails to pay any sum that has not been disputed on a reasonable commercial basis when due, after the provision of ten (10) days written notice by VUZIX, VUZIX may discontinue performance under this and or any other Agreement between VUZIX and RESELLER and pursue such other remedies as may be available to it including, but not limited to, termination of this Agreement.

4.9	Net RESELLER Price in Schedule C is CIF Beijing, in U.S. Dollars, unless otherwise indicated on the quotation. VUZIX reserves the right to charge RESELLER for all routing, packing, handling, or additional insurance requested by RESELLER and agreed to by VUZIX. Orders shipped under special routing instructions must be separately agreed upon and may be subject to additional charges.

4.10	Prices are exclusive of, and the RESELLER will report and pay all, applicable sales, use, service, excise, import duties, value added or like taxes, unless RESELLER has provided VUZIX with an appropriate exemption certificate for delivery into the Territory. RESELLER is responsible for obtaining all necessary import approvals for the Product.

4.11	In the event a customer of RESELLER proposes to impose late delivery charges or other similar terms on RESELLER for a particular order or orders, RESELLER will advise VUZIX of such proposed terms and VUZIX and RESELLER will negotiate in good faith and acting reasonably, the imposition of the same terms on VUZIX (to the extent that late delivery if the result of any action or failure to act by Vuzix, other than as the result of a force majeure event) if VUZIX accepts such order.

4.12	RESELLER acknowledges that any commitment made by RESELLER to its customers with respect to price, quantities, delivery, specifications, warranties, modifications, interfacing capability or suitability (each a “Commitment”), which is more favorable to the customer than the standard terms generally made available by VUZIX to RESELLER or, in the case of warranties greater than the warranty terms set out in Section 8, will be RESELLER’s sole responsibility, and RESELLER will indemnify VUZIX from liability for any such more favorable Commitment by RESELLER.

5.	RIGHT TO MANUFACTURE

5.1	If RESELLER sells at least the number of units (the “Minimum for Manufacturing Amount”) of the Products set out in Schedule B in the Territory during any twelve (12) consecutive month period, RESELLER will have the right, but not the obligation, to manufacture in the Territory RESELLER’s full future requirement of the Products, as well as any additional Products required under Section 5.8. For these purposes, a sale shall mean that Products are ordered by RESELLER in accordance with normal lead times, payment and credit terms for such orders and shall include such Products that have been ordered but can not be delivered in the requested time frame by VUZIX.

5.2	If RESELLER elects to exercise its right to manufacture the Products, RESELLER will notify VUZIX in writing. In the event the RESELLER does not manufacture the Products itself, RESELLER will before it has contracted with any third party manufacturer, provide notice of its selection along with enough information (including the option for VUZIX to physically visit) for VUZIX to investigate and approve any such third party manufacturers before proceeding. RESELLER shall not retain or permit anyone to manufacture Products without the prior written consent of VUZIX and such consent will be provided in a reasonable time not to exceed 60 days, The written consent of VUZIX for RESELLER’s choice of third party manufacturers is not to be unreasonably withheld; provided, that VUZIX shall have the absolute right to approve any manufacture who is, or is an Affiliate of, any person who manufactures or sells any products (or any component thereof) that compete with the Products. In the event that the RESELLER subsequently changes manufacturers, VUZIX must re-approve the selection.
5.3	RESELLER must use commercially reasonable diligent efforts to ensure that the Products, or any Products components, manufactured by RESELLER are not sold or otherwise distributed, exported, sold, leased or licensed outside of the Territory. Any failure of RESELLER to use commercially reasonable diligent efforts to ensure that such distribution, export, sale, lease or license does not occur outside of the Territory will be considered a material breach of this Agreement for all purposes, including the right of termination set forth in Section 11.6.

5.4	(a) Notwithstanding Section 5.2, RESELLER acknowledges that the key components of the Products, as described in Schedule D-I (the “Key Components”) will not be disclosed to RESELLER and will not be manufactured by RESELLER. RESELLER will purchase the Key Components exclusively from VUZIX, as set out in Schedule D. VUZIX shall sell the Key Components to RESELLER at the same price it sells the same Key Components to other OEM customers purchasing the same unit volumes and on the same terms. The price paid by a customer for a Key Component will include all license fees or royalties paid with respect to the license, purchase, sale or use of the Key Components and VUZIX’ or other parties’ intellectual property included in the Key Component. If the price charged to another OEM customer is lower for purchases of the same Key Components in equivalent volumes and on the same terms, the difference in price paid by RESELLER to VUZIX, shall be adjusted retroactively to (i) the date on which such lower purchase price was charged to the OEM, if such lower price was first charged after sales have been made to RESELLER or (ii) the date on which sales were first made to RESELLER, if such lower a purchase price was in effect on that date. If VUZIX ceases to sell Key Components to such other OEM customer(s) at such lower prices, the purchase price to RESELLER shall be adjusted (upward or downward) as of the applicable date to new the price being paid by such OEM. Such an adjustment shall be made each time an adjustment is made in the purchase price being paid by an OEM, but it will only cover the period of such pricing for the duration the OEM is purchasing the Key Components.

(b)	VUZIX will take all commercially reasonable steps to ensure that the Key Components incorporating VUZIX proprietary technology used in the manufacture of the Products are only available for purchase through VUZIX and that the manufacturers of such Key Components for VUZIX can not sell the Key Components to other third parties for use in substantially similar products.

(c)	In the event there are no other third party customers other than the RESELLER that are purchasing the Key Components from VUZIX to establish a reasonable basis for competitive pricing, it is understood that the total dollar gross margin to be earned by VUZIX in selling the Key Components shall not exceed the total dollar gross margin that VUZIX otherwise earns by selling a finished product incorporating the same Key Components as a finished product to its third party customers, less an allowance for the typical gross margin that would be required for a third party manufacturer of like volumes of all the other raw components and labor costs that get combined and assembled with the Key Components into an equivalent finished product.

(d)	If the RESELLER has exercised its option to manufacture the Products using Key Components as per Section 5.1, RESELLER may request, not more than twice annually for VUZIX to provide its costing of all the non-Key Components required to manufacture a specific video eyewear Product for informational purposes only. The RESELLER may request a “verification” of such costing information provided by VUZIX, subject to an audit by an independent third party under an obligation of confidentiality. All costs of any verification audit will be the sole responsibility of the RESELLER and such audits are to take place at VUZIX main office in Rochester, New York.
5.5	VUZIX and RESELLER will use commercially reasonable efforts to cooperate to maximize their respective returns and have uninterrupted supply of Key Components sufficient to meet the manufacturing needs of both Parties.

5.6	If RESELLER notifies VUZIX of its intent to manufacture the Products in the Territory, VUZIX will within 90 days establish and maintain an escrow agreement (the “Escrow Agreement”) for the documentation and any other collateral materials related to manufacture of the Key Components that VUZIX directly owns or controls, to the extent that VUZIX is legally entitled to place such materials in escrow or deliver them to a third party with a recognized and reputable third party escrow agent mutually agreed to by VUZIX and RESELLER (the “Escrow Agent”). VUZIX will, pursuant to the Escrow Agreement deposit the documentation, information and collateral materials necessary, useful and sufficient to enable someone skilled in the art to manufacture and produce the Key Components, (collectively, the “Escrowed Materials”). VUZIX will also deposit with the Escrow Agent all documentation, information and collateral materials in respect of all upgrades, improvements, enhancements and other modifications to the Key Components, within 30 days from the date that such upgrades, improvements and other modifications become commercially available, and such upgrades, improvements and other modifications shall form part of the Escrowed Materials. RESELLER will have the right to receive the Escrowed Materials from the Escrow Agent if VUZIX ceases, without just cause to provide RESELLER with the Key Components either directly or indirectly through a qualified successor or subcontractor pursuant to the terms of this Agreement. Upon any release of the Escrowed Materials to RESELLER pursuant to the Escrow Agreement, VUZIX hereby grants to RESELLER a non-exclusive right to use and modify the Escrowed Materials for the sole purpose of making, using and selling the Key Components for their inclusion in the finished Products within the Territory, without the right to disclose, sublicense, assign or otherwise transfer such right. All other terms of this Agreement shall remain in full force inclusive of the payment of royalties to Vuzix and Territorial limitations.

5.7	RESELLER will be responsible for all costs related to manufacturing and setting up manufacturing in the Territory, and for the maintenance of the Escrow Agreement. VUZIX will provide RESELLER with all required knowledge, information and specifications to enable RESELLER to manufacture the Products except for the Key Components.

5.8	If VUZIX wishes to use RESELLER as a manufacturer of Products outside the Territory, the Parties will use good faith efforts to negotiate a suitable arrangement.

5.9	RESELLER will consult with VUZIX throughout the manufacturing process in order to ensure that the Intellectual Property, as defined in Schedule D, is diligently protected, and that the character and quality of the Product manufactured by RESELLER are substantially similar to the character and quality of the Product manufactured by VUZIX, and based on appropriate industry standards. Samples of all RESELLER manufactured Product shall be provided to VUZIX at least quarterly, or at such more frequent intervals as VUZIX may request, so that VUZIX can insure their performance and quality before they are sold.

5.10	RESELLER will be responsible for all costs related to warranties for the Products it manufactures, with the exception of costs related to warranties for Key Components, which costs VUZIX will be responsible for.

5.11	VUZIX will provide technical assistance where reasonably necessary to assist RESELLER in the manufacturing of the Products in the Territory, on a cost recovery basis to VUZIX.

6.	IMPROVEMENTS

6.1	RESELLER will have the right to modify the Products (if RESELLER is manufacturing the Product) or request VUZIX to modify the Products (if RESELLER is not manufacturing the Product) at RESELLER’s expense as may be required or desired to improve the Products or to make the Products suitable for sale in the Territory where such modifications exceed UL, FCC, or CE cost equivalents. VUZIX will use commercially reasonable efforts (taking into account such factors as Vuzix’ capacity for its other requirements and the general utility of such modifications) to comply with any such requests received from RESELLER. Such improvements to the Products made by RESELLER will, at VUZIX’s option, be licensed back to VUZIX for its worldwide use, outside the Territory based on RESELLER’s actual costs relating to the improvement prorated reasonably over the total number of units of Products anticipated to be produced by both RESELLER and VUZIX over a 24 month period. After the 24 month period, the license will be royalty free.

7.	RIGHT TO VERIFY

7.1	VUZIX will have the right to verify the unit sales of Products, royalty amounts (if applicable under Section 5), and the protection of Intellectual Property, and RESELLER will promptly provide VUZIX with such accurate and complete information upon request: RESELLER shall provide VUZIX the right to periodically have an independent third party perform an audit, but not more than once annually, of the books and records of RESELLER to verify the accuracy and correctness of the royalty payments to VUZIX under a standard non-disclosure agreement. RESELLER agrees that it will provide reasonable access to its facilities and personnel for purposes of verifying compliance In the event it is determined as a result of such audit that RESELLER has underpaid or under-reported royalty payments due to VUZIX by more than five percent (5%) in any period, RESELLER will be required to reimburse VUZIX immediately for the costs of the audit, all unpaid and overdue Royalty payments, plus pay accrued interest of 1.5% per month, and a fifty percent (50%) penalty on any such unpaid royalties. In the event royalty payments have been intentionally or negligently underpaid by 10% of more, RESELLER will be deemed to have made a material breach of this Agreement and Vuzix may in addition to other remedies recover the amounts together with a fifty percent (50%) penalty and interest at the rate of 1.5% per month and may terminate this Agreement pursuant to the provisions of Section 11.6.

7.2	RESELLER has the right to verify their actual purchase price of the Products that it purchases from VUZIX to ensure compliance with the best pricing for equivalent volumes under the provisions of Section 4.1 of this Agreement, and VUZIX will promptly provide RESELLER with such accurate and complete information (other than the names of its customers) upon request not more than twice annually. For the purposes of this clause, RESELLER shall not make any direct contact with other VUZIX customers. The “verification” shall be based upon material provided by Vuzix, subject to audit not more than once annually, by an independent third party under an obligation of confidentiality. In the event it is determined as a result of such review that VUZIX has over charged RESELLER more than five percent (5%) in any period, VUZIX will be required to reimburse RESELLER immediately for the costs of the review, all over charged amounts, plus pay accrued interest of 1.5% per month. In the event costs have been intentionally or negligently over charged by 10% of more, VUZIX will be deemed to have made a material breach of this Agreement and RESELLER may recover the amount of such overpayment, together with interest at the rate of 1.5% per month, and may terminate this Agreement pursuant to the provisions of Section 11.6.

7.3	After the RESELLER has exercised its option to manufacture under Section 5 of this Agreement, RESELLER will have the right to verify that it is paying the correct purchase price of the Key Components that it purchases from VUZIX, and VUZIX will promptly provide RESELLER with such accurate and complete information (other than the names of its customers) upon request not more than twice annually. For the purposes of this clause, RESELLER shall not make any direct contact with other VUZIX customers or suppliers. The “verification” shall be based upon material provided by Vuzix, subject to audit not more than once annually by an independent third party under an obligation of confidentiality. In the event it is determined as a result of such review that VUZIX has over charged RESELLER more than five percent (5%) in any period, VUZIX will be required to reimburse RESELLER immediately for the costs of the review, all over charged amounts, plus pay accrued interest of 1.5% per month. In the event costs have been intentionally or negligently over charged by 10% of more, VUZIX will be deemed to have made a material breach of this Agreement and RESELLER may recover the amount of such overpayment, together with interest at the rate of 1.5% per month, and may terminate this Agreement pursuant to the provisions of Section 11.6.

8.	LIMITED WARRANTY

8.1	VUZIX warrants that it shall ship to RESELLER only those Products which have passed the inspection standard established by VUZIX and that all the Products shipped hereunder shall conform to their specifications in all material respects and be free from defects in design, materials and workmanship, and will perform in accordance with their specifications in all material respects when used without modification and for their intended purposes for the period disclosed in the Product manual and warranty documentation attached as Schedule F. The Products will also comply with the quality control specifications and quality control rate set out in Schedule E.

8.2	VUZIX will provide warranty service for all Products, unless RESELLER has exercised its option to manufacture the Products in the Territory under Section 5. For all Products manufactured outside of the Territory, for a period of one year after delivery to RESELLER, VUZIX will promptly repair or replace any Products that do not meet the warranty set out in Section 8.1. RESELLER will be the contact for all warranty claims by customers within the Territory, and will maintain adequate inventory of Products in order to ensure that customers within the Territory have prompt access to replacement Products. If RESELLER has exercised its option to manufacture the Products in the Territory under Section 5, RESELLER will be responsible for all Product warranties in the Territory, with the exception of warranties for Key Components, which VUZIX will be responsible for. In the event VUZIX determines to pay RESELLER to provide warranty service for Products in the Territory, VUZIX and RESELLER will in good faith negotiate such an arrangement.

8.3	No warranties set forth therein shall be applied and VUZIX shall be free from any liability if the Products are used under condition beyond the scope set forth in the Product manuals. Product warranties do not cover cosmetic damage or damage due to acts of God, accident, misuse, abuse, negligence, or unauthorized modification of or to any part of the Product, or use of the Products with any other device or equipment other than as specified in the specification for that Product. All Product warranties do not cover damage due to improper operation or maintenance, connection to improper voltage supply, or attempted repair by anyone other than VUZIX or a VUZIX’ authorized service facility.

8.4	REPAIR OR REPLACEMENT AS PROVIDED UNDER THE PRODUCT WARRANTY IS THE EXCLUSIVE REMEDY OF THE CONSUMER. VUZIX SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF ANY EXPRESS OR IMPLIED WARRANTY EXCEPT TO THE EXTENT AN EXCLUSION OF SUCH LIABILITY IS PROHIBITED BY APPLICABLE LAW. VUZIX SHALL NOT BE LIABLE FOR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY WARRANTY ON THE PRODUCTS IS LIMITED IN DURATION TO THE DURATION OF THE SPECIFIC PRODUCT WARRANTY, AS SET OUT IN SCHEDULE F.

8.5	RESELLER shall include the foregoing disclaimer (Section 8.4) with all Product sold by it.

9.	INDEMNIFICATION; DISCLAIMER OF WARRANTIES; LIMITED LIABILITY

9.1	Subject to the limitations set forth in this Agreement, VUZIX agrees to defend or settle, at VUZIX’s cost, any claim against RESELLER (including, for the purposes of this section only, RESELLER’s end-user customer, or third parties to whom RESELLER is authorized by VUZIX to resell or sublicense) and VUZIX will indemnify and hold RESELLER harmless for any loss, damage or liability (including reasonable attorney’s fees and costs of litigation) relating to all third party product liability claims or allegations, all enforceable claims by any third party resulting directly from VUZIX’s acts, omissions or representations, and all claims or allegations that the Products or Key Components, delivered under this Agreement infringe a third party patent, utility model, industrial design, copyright, trade secret, mask work, integrated topography or trade-mark in the Territory or country where Products or Key Components are used, sold, or receive support, provided RESELLER (1) promptly notifies VUZIX in writing of any such claim; (2) cooperates fully with VUZIX at VUZIX’s expense, in, and grants VUZIX sole control of the defense or settlement; and (3) sells said Products or Key Components in material compliance with this Agreement.

9.2	If such a claim appears likely, VUZIX may modify the Products or the Key Components, as applicable, so that they are no longer infringing or unsafe, procure any necessary license, or replace them. If VUZIX determines that none of these alternatives is reasonably available, VUZIX will refund RESELLER’s purchase price upon return of the Products or the Key Components, as applicable, if within one (1) year of Delivery\.

9.3	Not withstanding the prior Section 9.1 and 9.2, VUZIX has no obligation for any claim of infringement arising from: (1) VUZIX’ compliance with RESELLER’s designs, specifications or instructions; (2) unauthorized Product modification by RESELLER or a third party; (3) Product use prohibited by specifications or related application notes set out in Schedule F; (4) or use of the Product with products not supplied or authorized by VUZIX.

9.4	Subject to the limitations set forth in this Agreement, RESELLER agrees to indemnify VUZIX (including reasonable attorney’s fees and costs of litigation) against and hold VUZIX harmless from any and all enforceable claims by any third party resulting directly from RESELLER’s acts, omissions or representations, other than those acts, omissions or representations permitted under this Agreement, regardless of the form of action. Provided that such indemnity is conditional upon VUZIX promptly notifying RESELLER in writing of any such claim, VUZIX cooperating fully with RESELLER in and granting to RESELLER sole control of the defense or settlement of such claim and VUZIX complying fully with the terms of any such settlement. NOTWITHSTANDING THE ABOVE, UNDER NO CIRCUMSTANCES SHALL RESELLER BE LIABLE TO VUZIX FOR ANY SPECIAL, INDIRECT, INCIDENTIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR ANY OTHER PECUNIARY LOSS ARISING OUT OF THIS AGREEMENT OR ANY ACTS, OMISSIONS OR REPRESENTATIONS OF RESELLER, EVEN IF RESELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.5	The terms in this Section and the end user warranty attached as schedules to this Agreement, state VUZIX’ entire liability to RESELLER and its customers for claims of intellectual property infringement. Such warranty, including all of the disclaimers and limitations contained therein, shall be included with all Product sold by RESELLER to its customers.

9.6	VUZIX MAKES NO WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF VUZIX’S PRODUCTS OR AS TO SERVICE TO RESELLER TO ANY OTHER PERSON, EXCEPT AS SET FORTH IN VUZIX’S LIMITED WARRANTY CONTAINED HEREIN AND THE END USER WARRANTY AS CONTAINED IN THE ATTACHED SCHEDULES TO THIS AGREEMENT AND WITH THE PRODUCTS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL VUZIX PRODUCTS ARE DELIVERED “AS IS” AND WITHOUT EXPRESS OR IMPLIED WARRANTY OF ANY KIND BY EITHER VUZIX OR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF SUCH PRODUCTS, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT SERVICES. VUZIX DOES NOT PROMISE THAT THE VUZIX PRODUCTS WILL BE ERROR-FREE OR WILL OPERATE WITHOUT INTERRUPTION.

9.7	UNDER NO CIRCUMSTANCES SHALL VUZIX OR ITS SUPPLIERS BE LIABLE TO RESELLER, END-USER CUSTOMERS OR ANY THIRD PARTIES ON ACCOUNT OF ANY CLAIM (WHETHER BASED UPON PRINCIPLES OF CONTRACT, WARRANTY, NEGLIGENCE OR OTHER TORT, BREACH OF ANY STATUTORY DUTY, PRINCIPLES OF INDEMNITY, THE FAILURE OF ANY LIMITED REMEDY TO ACHIEVE

ITS ESSENTIAL PURPOSE, OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, INCIDENTIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, ANY OTHER PECUNIARY LOSS OR FOR ANY DAMAGES OR SUMS PAID BY RESELLER TO THIRD PARTIES, ARISING OUT OF THE USE OF OR INABILITY TO USE THE PRODUCTS OR THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT SERVICES, EVEN IF VUZIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.8	VUZIX’ MAXIMUM LIABILITY UNDER THIS LIMITED WARRANTY IS EXPRESSLY LIMITED TO THE AMOUNTS PAID BY RESELLER UNDER THIS AGREEMENT. IN THE EVENT OF END-USER CUSTOMERS OR ANY THIRD PARTIES, VUZIX’ MAXIMUM LIABILITY UNDER THIS LIMITED WARRANTY IS EXPRESSLY LIMITED TO THE AMOUNTS THEY ORIGINALLY PAID FOR THE PRODUCT OR THE COST OF REPAIR OR REPLACEMENT OF ANY HARDWARE COMPONENTS THAT MALFUNCTION IN CONDITIONS OF NORMAL USE DUR ING THE APPLICABLE WARRANTY PERIOD

9.9	The foregoing paragraph (Section 9.7) shall be included with all Products sold by RESELLER to its customers.

10.	RESELLER’S STATUS AND MISCELLANEOUS RESPONSIBILITIES

10.1	RESELLER is an independent contractor, not an employee of VUZIX. This Agreement does not create an employer-employee, a franchisor-franchisee or a principal-agent relationship between VUZIX and RESELLER. RESELLER is not authorized, nor will it represent that it has, any power, right or authority to enter into agreements for or on behalf of VUZIX, to create any obligation due or owed VUZIX, to accept service of process on VUZIX or to bind VUZIX in any manner.

10.2	VUZIX grants RESELLER an exclusive, royalty-free license to display one or more designated VUZIX trade-marks, logo types, trade names and insignia (“VUZIX Marks”) in the Territory solely to promote, distribute and sell the Products, and to otherwise meet RESELLER’s obligations under this Agreement. Any display of VUZIX Marks must be in good taste, in a manner that preserves their value as VUZIX Marks, and in accordance with written standards provided by VUZIX for their display and use. RESELLER will not use any name or symbol in a way, which may imply that RESELLER is an agency or branch of VUZIX. RESELLER will discontinue any such use of a name or mark as requested by VUZIX promptly upon notice. RESELLER will use commercially reasonable efforts to provide VUZIX with copies of any materials using the VUZIX Marks in advance of any public use. RESELLER will comply with any VUZIX suggestions it receives back in writing. Any rights or purported rights in any VUZIX Marks acquired through RESELLER’s use belong solely to VUZIX, and any goodwill in the VUZIX Marks will accrue to VUZIX. Upon termination of this Agreement, RESELLER promptly discontinue any use of the VUZIX Marks and promptly remove the VUZIX Marks from all invoices, displays, telephone directories, trade literature and all other advertising medium. Failure to discontinue the use of VUZIX Marks as required hereunder shall constitute trademark infringement. VUZIX Marks may be used only on or in connection with the sale and marketing of the Products in the Territory.

10.3	RESELLER grants VUZIX the non-exclusive, royalty free right to display RESELLER’s name or trademarks, service marks and logos (“RESELLER Marks”) in advertising and promotional material solely for directing prospective purchasers of Products to RESELLER’s selling locations. Any display of the RESELLER Marks must be in good taste, in a manner that preserves their value as RESELLER Marks, and in accordance with standards provided by RESELLER for their display. Any rights or purported rights in any RESELLER Marks acquired by VUZIX through this Agreement belong solely to

RESELLER, and any goodwill in the RESELLER Marks will accrue to the RESELLER. Upon termination of this Agreement, VUZIX agrees to use commercially reasonable efforts to promptly discontinue any use of the RESELLER Marks and promptly remove the RESELLER Marks from all invoices, displays, telephone directories, trade literature and all other advertising medium. Failure to discontinue the use of the RESELLER Marks as required shall constitute trademark infringement.
10.4	Each Party acknowledges that all manufacturing specifications and data, all Escrowed Materials, financial information, sales and marketing information, distribution agreements and their terms, repair, replacement and maintenance information and data related to the Products or this Agreement which are obtained by one Party (the “Recipient”) from or about the other (the “Discloser”) is commercially valuable confidential information (the “Confidential Information”) of the Discloser. Each Party shall use the Confidential Information of the Discloser solely in connection with the distribution or manufacturing of the Products and the furtherance of this Agreement and shall not use or disclose the Confidential Information for any other purpose.

10.5	In the event that Confidential Information is exchanged, each Party will protect the Confidential Information of the other in the same manner in which it protects its own like proprietary, confidential, and trade secret information and will use it only for purposes of this Agreement. Information shall be considered Confidential Information If the Discloser furnishes such information in writing and marks such information as “Confidential” or if such information is provided orally, such information shall be considered Confidential Information if (a) the Discloser summarizes the content of oral disclosures which are proprietary or confidential within thirty (30) days of its communication, and (b) such information was identified as confidential or proprietary when orally disclosed. All such Confidential Information will remain confidential for the term of this Agreement plus five (5) years.

10.6	Notwithstanding sections 10.5 and 10.6, there is no obligation upon a Recipient with respect to Confidential Information which (a) was demonstrably in the Recipient’s possession before the disclosure without restriction on its use or disclosure; (b) is or becomes a matter of public knowledge through no fault of the Recipient; (c) is rightfully received by the Recipient from a third party without a duty of confidentiality to the Discloser; (d) is disclosed by the Discloser to a third party without a duty of confidentiality on the third party; (e) is demonstrably independently developed by the Recipient without the use of any other Confidential Information; (f) is disclosed under (and only to the extent required by) operation of law; or (g) is disclosed by the Recipient with the Discloser’s prior written approval.

11.	TERM AND TERMINATION

11.1	This Agreement will have a term of five (5) years from the Effective Date and will renew automatically, subject to 11.3, on the fifth anniversary of the Effective Date for a further five (5) year period, unless RESELLER is then in breach of this Agreement.

11.2	RESELLER may terminate this Agreement at any time by giving VUZIX six (6) months prior written notice.

11.3	The “Minimum Business Volume” MBV requirements for the Territory for each measurement period along with bench marks for such minimums where they have not yet been finalized, are listed in Schedule B of this Agreement. New MBV requirements must be negotiated in good faith and in accordance with the bench marks set out in Schedule B for the automatic renewal in Section 11.1 to take place. This Agreement may be terminated by VUZIX if RESELLER fails to meet the sales volume goals established by VUZIX and RESELLER for any period, as specified in Schedule B to this Agreement.

11.4	The RESELLER’s Initial Funding Target, Initial Funding and Operational Date, Date of Determination for Minimum Cumulative Sales and Minimum Cumulative Sales Requirements, and Minimum Business Volumes requirements are listed in Schedule B of this Agreement. VUZIX shall have the right to terminate this Agreement under Section 11.6 if the RESELLER does not meet such requirements. Such termination shall be effective upon the giving of notice by VUZIX.

11.5	If either Party becomes insolvent, is unable to pay its debt when due, files for bankruptcy, is the subject of involuntary bankruptcy, has a receiver appointed, or has its assets assigned, the other Party may terminate this Agreement on thirty (30) days written notice and may cancel any unfulfilled obligations.

11.6	Either Party may terminate this Agreement because of a material breach by the other Party of this Agreement unless such other Party cures the breach within thirty (30) days after having been advised in writing of such breach by the non-breaching Party.

11.7	Upon termination or expiration of this Agreement in accordance with the terms of this Agreement, all amounts owed from either Party to the other Party shall immediately become due, and RESELLER shall not thereafter represent or hold itself out as an authorized VUZIX reseller or engage in any practices that might make it appear that RESELLER is still an authorized VUZIX reseller. Upon termination or expiration, RESELLER will immediately cease to be an authorized VUZIX reseller and will among other things, not use any VUZIX Marks and will cause all of its authorized sub-resellers to cease using any VUZIX Marks. Authorization of VUZIX to use any of RESELLER’s trade-marks will automatically cease upon such termination or expiration.

11.8	Upon termination or expiration of this Agreement, VUZIX reserves the right (without any obligation to do so) to repurchase from RESELLER, any or all Products then in the possession or under the control of RESELLER that are still unopened, in new merchantable condition and in their original packaging. Such repurchase shall be made at the actual price paid for such Products by RESELLER, FOB RESELLER’s principal place of business, less any and all amounts then owing, for whatever reasons, from RESELLER to VUZIX. Such right must be exercised by giving written notice thereof within Sixty (60) days from the date of expiration or from the date notice of termination was given, as the case may be.

11.9	Acceptance of orders by VUZIX after notice of termination has been given shall be construed as separate transactions and shall not operate as a renewal or revival of this Agreement or as a waiver of such termination. VUZIX reserves the right for any reason and in its sole discretion to accept or reject, in whole or in part, any such orders and apply any new terms of sale. If no new terms of sale are agreed to by the parties but the order is nevertheless accepted by VUZIX, then the applicable terms of this Agreement shall apply to such order.

11.10	All obligations concerning outstanding transactions, warranties, support, Products, intellectual property protection, limitations of liability and remedies, confidentiality, and the general terms and conditions will survive termination or expiration of this Agreement, except that the provisions for confidentially will survive only through the periods set forth in this Agreement.

11.11	The Party terminating this Agreement pursuant to the express provisions hereof shall not incur any liability to the other Party by reason of termination of this Agreement either for compensation or damages on account of the loss of present or prospective profits or expenditures or investments or for any reason.

11.12	The term “Force Majeure” as employed in this Section means and includes the causes beyond the reasonable control of the Party so affected, including, but not limited to, war (declared or undeclared), hostility, riot, revolution, embargo, fire, earthquake, flood, or other acts of God. The Party so affected shall use its best efforts to provide the other Party with a prompt written notice within fourteen (14) days after occurrence thereof.

11.13	If the performance of this Agreement or any obligation hereunder is prevented, delayed, restricted or intervened with by reason of the Force Majeure, the Party so affected shall be excused from such performance to the extent of such prevention, delay, restriction or interference and such shall not constitute a breach of this agreement, provided, however, that the Party so affected shall use its best efforts to avoid or remove such causes of non-performance and whenever those are removed, it shall commence and/or continue performance promptly. Notwithstanding the foregoing, nothing shall relieve the RESELLER from any payment obligations under this Agreement.

11.14	Notwithstanding the foregoing, in the event that the Force Majeure remains uncured for a period of Two (2) months, the Party not so affected may, at no charge and without any liability to the Party so affected (other than the obligation to pay amounts due or to become due and the obligation to continue to be bound by the terms of this Agreement that expressly or by their nature survive termination), cancel all orders and terminate this Agreement on prior written notice to the Party so affected.

12.	ASSIGNMENTS AND OPTIONS TO BUY

12.1	This Agreement and the rights of RESELLER hereunder may not be assigned or otherwise transferred by RESELLER without the prior written consent of VUZIX, which shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for VUZIX to withhold its consent to such an assignment or transfer for any negative tax or corporate structure reasons or if the proposed assignment or transfer is to be made to a supplier of parts or components to VUZIX, to a party that performs manufacturing services of the Products or Key Components for or on behalf of VUZIX, to a Competitor of VUZIX or to an Affiliate (as both defined in Section 12.2) of any of such persons.

12.2	If RESELLER receives a bona fide offer (an “Offer”) from a third party that is a Competitor of VUZIX (as hereinafter defined) (the “Offeror”) to purchase an Interest (as hereinafter defined) in RESELLER, VUZIX shall have a right of first refusal to purchase such Interest, on the same terms and conditions as those proposed by the Offeror. If RESELLER receives and wishes to accept an Offer, it shall send a written notice (the “Notice of Offer”) to VUZIX, which shall set forth the identity of the Offeror, the Interest proposed to be sold, the sale price, the manner of payment thereof, and all other terms and conditions of the Offer. VUZIX shall then have the right, to be exercised by notice in writing given to RESELLER within 30 days of the receipt of the Notice of Offer, to acquire such Interest, on the same terms and conditions as are contained in the Notice of Offer. During the 30 day period following the Notice of Offer, VUZIX shall have the right to conduct such due diligence with respect to RESELLER and the Interest as it may reasonably require, and RESELLER shall cooperate in such due diligence review in all such respects as VUZIX may reasonably require. If (and provided that it has received the right to conduct such due review) VUZIX does not exercise its right of first refusal within 30 days of the Notice of Offer, then RESELLER may sell the Interest to such third party on the same (but not on any other) terms as contained in the Notice of Offer. If it does not consummate such sale within such period, its right to sell to the third party free of VUZIX’s right of first refusal shall expire.

For purposes of this Section 12.2,

“Interest” means an equity interest, or a right to acquire or that is convertible into an equity interest, as a result of the ownership of which a person or entity has or has the right to acquire the ability to (a) control the business or operations of RESELLER or (b) own more than 50% of the equity interests in or assets of RESELLER,

“Competitor” shall mean a party that, at the time of the Offer, (a) is selling products similar to the Products or (b) that has publicly stated its intention to sell such products or (c) has as its primary business the manufacture and resale or OEM of audio, video, computer, video game, or entertainment hardware products to the consumer electronics sector, or any Affiliate of such a person. Competitor does not include any entity whose primary business is being a wireless cell phone operator or carrier; a financial institution; video game online operator or manufacturer (software publisher); or a content provider.

“Affiliate” means any person or entity that controls, is controlled by or is under common control with another person or entity.

12.3	(a) If at any time after the expiry of the initial 5 years terms of this Agreement VUZIX or its shareholders shall enter into negotiations with a third party, or receive a proposal from a third party, regarding (i) the sale or transfer of substantially all of the equity interests of VUZIX, whether by purchase, merger or otherwise, (ii) the sale or transfer of substantially all of the assets of VUZIX, whether by purchase, merger or otherwise or (iii) the sale or transfer of those assets of VUZIX that are used in the production, distribution and sale of the Products, whether by purchase, merger or otherwise (together, a “Sale Transaction”), then VUZIX shall give RESELLER notice of the proposed Sale Transaction (the “Sale Transaction Notice”), and RESELLER shall treat all information regarding such discussions or proposals (including the fact thereof) as Confidential Information in accordance with Article 10 of this Agreement.

(b) In the event of a Sale Transaction, VUZIX shall have an option to convert RESELLER’s right to distribute Products in the Territory to a nonexclusive right (that is subject in all other respects to the identical terms and conditions contained in this Agreement). Such option shall be exercised, if at all, in the Sale Transaction Notice, but shall not be effective unless the Sale Transaction is completed in accordance with its terms. The amount to be paid by VUZIX for such conversion, as the case may be, shall be the Fair Value of the rights converted, as determined in accordance with Section 12.3 (c) herein.

(c) For purposes of this Section 12.3, the Fair Value shall be the difference as of thirty (30) days prior to closing date of the Sale Transaction between RESELLER’s exclusive and RESELLER’s nonexclusive right to resell the Products and shall be determined by the average valuations of two appraisers who are experienced in valuing business for purposes of sale, one of which shall be selected by each of the parties; provided, however, that if the appraisals differ by more than 10% of the higher appraisal, the two appraisers shall select a third appraiser who is similarly qualified, and (x) if the third appraiser’s appraisal is between the first two, the Fair Value shall be as determined by the average of the first two and (y) if the third appraisal is either higher or lower than both of the first two appraisals, then the third appraisal shall be used as Fair Value. All fees and other costs related this Section 12.3, including all appraisal fees incurred by the parties pursuant to Section 12.3(c) herein, will be paid by VUZIX. The Fair Value will be determined by the appraisers taking into account, among other things considered relevant, the amount of time remaining in the then current renewal term of this Agreement.
(d) VUZIX may, at its option, pay the Fair Value amount determined pursuant to Section 12.3(c) in cash or in shares of its Common Stock, based upon the valuation of such shares on the closing date of the Sale Transaction. The Fair Value amount determined pursuant to Section 12.3 (c) will be paid upon completion of the Sale Transaction, or such other time as expressly agreed by RESELLER.

(e) If the Sale Transaction involves the receipt by VUZIX’s shareholder of the securities of another entity, VUZIX will use commercially reasonable efforts to have any such securities received by RESELLER or its shareholders treated in the same manner, and subject to the same rights and restrictions as are applicable to the securities received by VUZIX’s shareholders in such Sale Transaction, provided that RESELLER and its shareholders satisfy such obligations in connection with such securities as are applicable to other shareholders of VUZIX.

(f) Other than as expressly set out under Section 12.3(b), all other rights and obligations of the parties under this Agreement will continue unaffected by the application of Section 12.3(b)

(g) This Section 12.3 will not affect or limit the right of VUZIX to (i) acquire the RESELLER or any of its securities on the open market or through a tender offer if the RESELLER is a public company; or (ii) negotiating to buy the RESELLER outright; (iii) or negotiating to buy-out this Agreement or any of the RESELLER’s right hereunder.

12.4	(a) If VUZIX is involved in a Sale Transaction that closes with a third party within the first 5 year term of this Agreement, then at any time after the expiry of the initial 5 year term of this Agreement, then the other party to the Sale Transaction shall have an option exercisable notice to RESELLER 3 months in advance to convert RESELLER’s right to distribute Products to a nonexclusive right (that is subject in all other respects to the identical terms and conditions contained in this Agreement), subject to such party’s or VUZIX’s payment (“Compensation”) to the RESELLER of the difference as of the date of the notice of the exercise of such option between the value of RESELLER’s exclusive and the value of RESELLER’s nonexclusive right to resell the Products in the Territory for the remainder of the renewal term of this Agreement. The amount of such values and the difference between them shall be determined in accordance with Section 12.4 (b) herein.

(b) For purposes of this Section 12.4, the Compensation shall be determined by the average valuations of the difference between such exclusive and nonexclusive rights as determined by two appraisers who are experienced in valuing business for purposes of sale, one of which shall be selected by each of the parties; provided, however, that if the appraisals differ by more than 10% of the higher appraisal, the two appraisers shall select a third appraiser who is similarly qualified, and (x) if the third appraiser’s appraisal is between the first two, the Compensation shall be as determined by the average of the first two and (y) if the third appraisal is either higher or lower than both of the first two appraisals, then the third appraisal’s valuation shall be used as the Compensation. All fees and other costs related this Section 12.4, including all appraisal fees incurred by the parties pursuant to Section 12.4(b) herein, will be paid by such other party to the Sale Transaction or VUZIX, as the case may be. The form and settlement of the Compensation will be negotiated by the parties, acting reasonably, at that time. If the parties are unable to agree on the form and settlement of the Compensation, other than in the form of cash, within thirty (30) days after the determination of the Compensation amount determined by the appraisers, then the option granted to the new owner (the other party to the Sale Transaction) will expire and the exclusive right granted to RESELLER herein will not be converted into a nonexclusive right. The Compensation will be determined by the appraisers taking into account, among other things considered relevant, the amount of time remaining in the then current renewal term of this Agreement, namely the entire 5 year renewal term.

(c) Other than as expressly set out under Section 12.4 (a), all other rights and obligations of the parties under this Agreement will continue unaffected by the application of Section 12.3(b)

12.5	RESELLER agrees to offer VUZIX the option to purchase up to $[***********] of any financing that it undertakes in its efforts to achieve its Initial Funding Targets (as defined in Schedule B) by December 31, 2009. The VUZIX investment option would be on the same terms and conditions as all the RESELLER’s other investors and adequate time is to be given to VUZIX to evaluate this investment.

13.	CHOICE OF LAW AND CORRECTIVE CHANGES

13.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to its conflict or choice of law provisions.

13.2	The parties agree to make any required reasonable changes within 60 days from the signing of this Agreement, to make the main terms of this Agreement enforceable in the Territory and with no negative tax or other consequences to VUZIX and to ensure that this Agreement does not have any unintended consequences to either party.

13.3	Both parties acknowledge that they have obtained their own legal representation in the negotiation of this Agreement. In the construction of any terms in this Agreement, no term shall be construed against any Party on the basis of that Party having drafted that language.

14.	ARBITRATION

14.1	RESELLER and VUZIX agree to first enter into negotiations to resolve any controversy, claim or dispute (“Dispute”) arising under or relating to this Agreement. The Parties agree to negotiate in good faith to reach a mutually agreeable resolution of such Dispute within a reasonable period of time. If the Parties are unable to resolve any Dispute within 30 days, or such other period agreed to in writing by the Parties, the Dispute will be referred to and finally resolved by binding and final arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. A total of three (3) arbitrators shall be appointed in accordance with the then prevailing rules. If initiated by VUZIX, the arbitration shall take place in Vancouver, British Columbia. If initiated by RESELLER the arbitration shall take place in the County of Monroe, New York, USA. The arbitrator(s) shall be bound to, follow the provisions of this Agreement in resolving the dispute, and may not award punitive damages. The decision of the arbitrator(s) shall be final and may be entered or enforced in any court of competent jurisdiction.

15.	WAIVER

15.1	In the event that either VUZIX or RESELLER waives any right under any provision of this Agreement, such waiver by either Party shall not constitute a waiver with regard to any other rights set forth in this Agreement or a waiver of the provision in the future.

16.	VALIDITY OF AGREEMENT

16.1	VUZIX and RESELLER agree that if any portion of this Agreement is found to be invalid such portion may be severed from the Agreement, such a finding does not serve to invalidate any other provision of this Agreement, nor does such a finding serve to invalidate this Agreement as a whole, unless such finding causes this Agreement to fail of its essential purpose.

17.	GENERAL

17.1	All notices that are required under this Agreement will be in writing and will be considered given as of twenty-four (24) hours after sending by electronic means, facsimile transmission, overnight courier, or hand delivery, or as of four (4) days of certified mailing and appropriately addressed to the locations noted at the beginning of this Agreement, or elsewhere as directed by each Party, provided that each such form of delivery shall be confirmed by appropriate receipt of delivery.

17.2	This Agreement constitutes the entire understanding between VUZIX and RESELLER, and supersedes any previous communications, representations or agreements between the Parties, whether oral or written, regarding transactions hereunder. No modification of this Agreement will be binding on either Party unless made in writing and signed by both Parties.

17.3	Parties hereto agree that neither will refer to this Agreement or to the presence thereof in any advertising material or otherwise, or disclose the terms or conditions of this Agreement to a third party without prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

17.4	Time is of the essence in this Agreement.

18.	SIGNATURE

18.1	Each Party warrants that the person signing is its duly authorized representative, that they have read and understood this Agreement, that the Party enters into this Agreement freely to advance its economic interests and that signature binds the Party to the obligations imposed upon it by this Agreement.

18.2	This Agreement may be executed in counterparts, each of which, when so executed, will be deemed to be an original copy hereof, and all such counterparts together will constitute one single agreement. Either Party may deliver a counterpart signature page by electronic transmission.

VUZIX CORPORATION	YUVIEW HOLDINGS LTD.

/s/ Paul J. Travers	/s/ Steve Babtabue

Signature	Signature

Paul J. Travers	Steve Babtabue
Print Name & Title	Print Name & Title

August 27, 2009	August 27, 2009
Date Signed	Date Signed

SCHEDULE A
TERRITORY
     RESELLER’s exclusive Territory is Mainland China, Hong Kong, Macau, and Taiwan

SCHEDULE B
PRODUCTS and MINIMUM BUSINESS VOLUMES
In this Agreement “Products” means all present and future consumer video eyewear products produced and/or sold by VUZIX or its licensed third party partners or OEMs, including any video eyewear products incorporating Key Components and all improvements and accessories, and any other consumer near eye display products produced by VUZIX in the present and future. A Unit means a single Product.
Minimum Business Volume (“MBV”) Requirements:
-	MBV refers to the minimum unit sales of Products by RESELLER or RESELLER purchases of complete sets of Key Components incorporated into Products in the Vendor manufacturing stage of this Agreement.

-	The initial or first Date of Determination shall be the later of 18 months after November 30, 2009. The Minimum Cumulative sales or MBV for this first Date of Determination is [*********] Units. Product compliance testing per Chinese CCC rules (“CCC”) will commence with either the Wrap 310 or Wrap 920 Product from VUZIX, as chosen by RESELLER. RESELLER is responsible for all costs of obtaining certifications and compliance with any regulatory CCC rules required for the import, sale or manufacturing of all Products in the Territory. VUZIX and RESELLER will cooperate fully with each other in the getting Territory regulatory approvals and VUZIX will use its best commercial efforts and at its own cost to make any necessary modifications to its standard Products to comply with any such regulations or certifications. To the extent that VUZIX is required to make hardware changes to the Products and if their time to implement those changes totals more than 2 weeks for further compliance testing with CCC, then the 18 month period’s first Date of Determination will be extended by the amount of time required for such changes (i.e. a 5 week Product change would mean the 18 month period gets extended out by 5 weeks).

-	VUZIX and RESELLER will negotiate in good faith at least 60 days prior to May 31, 2011 an update of the MBV on May 31, 2011, and subsequently on an annual basis unless otherwise agreed by the parties.

-	In the event the parties cannot agree upon a MBV for any period after good faith negotiations, the Agreement shall remain in good standing until such time as the matter of the MBV has been referred to and determined by arbitration as set forth in the Agreement. The ultimate determination from the arbitration process will be retroactively applied to the beginning of the period for the purposes of calculating the MBV for the 12 month period. If the matter of the MBV is submitted to arbitration, both parties agree that the key bench marks to be considered by the arbitrators in setting new MBV for the parties are:
•	VUZIX’ Unit sales volumes in each of North America and in Europe for the prior calendar year period, are to be averaged and considered as a starting MBV from which the following factors (up and down) are to be considered in determining the new MBV for the Territory:
i.	The average Unit volumes in North America and Europe are to exclude unusual Unit volumes caused by wireless carrier OEM subsidies and partnership arrangements which artificially reduces end user retail buying prices causing an increase in unit volumes because of the implied lower end user buying price. This exclusion from the average Unit volumes is only apply so long as similar wireless carrier or OEM subsidies and partnership arrangements are not taking place in the Territory.

ii.	If the market share of the Products in the Territory is greater than that of VUZIX in the North American and in Europe.

iii.	The per-capita sales in Japan are to also be compared against the average per-capita sales in the North America and Europe. In the event Japanese per-capita sales are less and it is reasonably due primarily to cultural or other “Asian market influences” which negatively affect sales, the Unit sales of the North America and the European market places are to be discounted on a reasonable basis when used as the benchmarks for the Territory.

iv.	VUZIX Product development timelines and the timeliness of new or improved Products which result in increased competitive advantage to the Products.
•	In the event the RESELLER License becomes non-exclusive as per Section 1.4 of this Agreement, the criteria for the determination of the Minimum Business Volumes for each annual period after the first Date of Determination will be renegotiated and reduced accordingly. If the RESELLER falls below [***]% of the total annual unit volume of VUZIX based video eyewear Products within the Territory, then VUZIX will have the option to terminate this Agreement as per Section 11, for RESELLER’s lack of performance.
Initial Funding Target for RESELLER: RESELLER will raise a minimum of $[***********] and open an office in Beijing by [***************].
Initial Funding and Operational Date: [****************]
Minimum for Manufacturing Amount: [***********] units of Product and the RESELLER shall provide VUZIX with a certificate advising VUZIX that in the RESELLER’s opinion RESELLER has sufficient capital to undertake manufacturing operations with a viable business model of at least 12 months and supporting materials to validate the certificate.
Minimum Cumulative sales of Products required by Date of Determination: [*********] units of Product.

SCHEDULE C
PRICING and PAYMENT TERMS
Pricing:
-	All prices are in US dollars, CIF Beijing

-	Products include a one-year warranty provided by VUZIX to the end user customer

-	Products are assumed packaged with English and Mandarin manual

-	Pricing to RESELLER is to be the best price for equivalent volumes offered by VUZIX to its best resellers for the same Product, plus all costs of CIF Beijing added to the RESELLER’s buying price.

-	As a further reasonableness test, discounts offered to RESELLER will at least be a great as the average gross margin report reported on VUZIX in its financial statements.

-	All pricing excludes any transfer pricing used by VUZIX worldwide and its affiliates.

-	All pricing excludes any limited time discounts regarding clearance of products and end life product changeover, provided similar offers have been made to RESELLER in any given calendar quarter. Such discounting will only be available for orders received by VUZIX after its official determination of its clearance activities and are not to be retroactively applied.

-	The following pricing adjustments (whether paid by Credit Memo, free products, or a reduction in the net selling price) are not to be factored in to the determination of “best price” unless they are given generally to North American resellers consistently and not considered marketing expenses:
•	Promotional allowances,

•	Market Development Funds,

•	Catalog fees,

•	Stocking fees, new SKU and Planogram allowances,

•	Coop advertising allowances,

•	New store opening allowances,

•	Demo allowances including Point of Purchase demonstrators,

•	Other advertising or marketing related merchandise allowances
Payment Terms:
-	All payments will be made in US dollars and secured by Letter of Credit acceptable to the bank providing credit facilities to VUZIX as collateral for such credit facilities.

-	VUZIX must wait 30 days after delivery prior to presenting Letters of Credit for payment.

SCHEDULE D
MANUFACTURING BY RESELLER IN THE TERRITORY
In this Agreement, “Intellectual Property” means all patents, patent applications, copyright, trade-marks, trade secrets, know how and any other intellectual property necessary for the manufacture of the Products.
Description of Key Components (estimate based on VUZIX’s currently planned product line):
     Wrap:
-	[************************************************************************]
•	[***********************]†

•	[************]

•	[*************************************]

•	[*************************************]

•	[*************]
-	[***********************************************]
† [*******************************************************************************]
     Blade 2D:
-	[********************************]
•	[*****************]
•	[*************]
•	[***********************]

•	[***********************]

•	[**************************]

•	[**********************]
-	[****************************]†
•	[***************]
-	[***********************************************]
† [********************************************************************************]
     Scanning Blade
-	[***********************************]
•	[***************]
•	[************]
•	[***************]

•	[************]

•	[**************]

•	[*****************]

•	[********************]
-	[********************************]†
•	[**************]
-	[*****************************************]
†[*********************************************************************************].

SCHEDULE E
QUALITY CONTROL
A.	VUZIX agrees to strive for minimal defects and continuous quality excellence as part of its standard quality levels, set formally and or informally, for its consumer product lines. VUZIX warrants that it shall ship to RESELLER only those Products or Key Components which have passed the inspection standard established by VUZIX and that all the Products or Key Components shipped hereunder shall conform to their specifications and be free from defects in design, materials and workmanship, and will perform in accordance with their specifications for the period disclosed in the Product manual and warranty documentation included by VUZIX with each Product.
B.	VUZIX shall cause to establish and maintain a Quality Assurance Program with respect to the Products and Key Components reasonably necessary to assure their performance and the protection of RESELLER’s goodwill. As part of such Program, VUZIX shall cause to have the Products and Key Components inspected and shall provide to RESELLER a Certificate of Compliance with each shipment of Products or Key Components and shall make available to RESELLER quality records as and when reasonably requested including but not limited to, copies of VUZIX’s quality procedures, manuals and certifications.
C.	VUZIX will pass through the quality specifications received and warranted by our component suppliers, including those for Key Components, to the final product specifications and quality levels of the final Key Component or Product being manufactured and supplied to the RESELLER
D.	If VUZIX licenses RESELLER for the production of any particular Product (during the Manufacturing Stage), the RESELLER shall be responsible for all QA Control for that Product model other than for that of Key Components.
E.	During the production process any changes, either from VUZIX or requested by the RESELLER, will be controlled and communicated through VUZIX’s standard Engineering Change Notice (“ECN”).
F.	In the event there is a quality problem with Products or Key Components delivered to the RESELLER, RESELLER has the right to request by way of an Corrective Action Request (“CAR”) that an analysis and corrective measures, if applicable, be used to identify and fix the quality problem. The responses by VUZIX to the CAR will identify the corrective action required to be implemented to fix any identified quality problem. Further, VUZIX shall issue ongoing status reports on a timely basis regarding the implementation of the corrective actions, as defined in VUZIX’s Quality Assurance Program. In each CAR, RESELLER shall classify the level of severity for the problem it is reporting (critical, major and minor). Vuzix agrees respond promptly (within 14 days) from the time of the initial report by CAR as per its Quality Assurance Program.
G.	If Vuzix decides to change the Product being supplied to the RESELLER, Vuzix shall given notice to RESELLER as per Section 4.3 of this Agreement prior to making any changes.
H.	VUZIX may discontinue manufacture of any models of the Products or Key Components offered hereunder only upon three (3) months prior notice to RESELLER. RESELLER may place end-of-life POs for Products or Key Components and spare parts during this period. VUZIX will accept delivery schedules for end-of-life spare parts, Products, and Key Components up to three (3) months after such end-of-life PO has been placed, and will have no obligation to supply spare parts or discontinued Key Components thereafter other than for the duration of applicable warranty.
I.	Vuzix shall keep commercially reasonable records of all quality measures implemented by VUZIX and related documentation, such as, but not limited to test results and root cause analysis for a period of at least two (2) years from the last delivery of the relevant Products to RESELLER.
J.	For purposes such as Product safety notification, operational problem correction and contact compliance, RESELLER will use commercially reasonable efforts to maintain records of second-tier RESELLER and/or customer purchases within the Territory, which should at a minimum must include such purchaser’s name, address, phone number, date of sale, Product numbers, quantities, serial numbers, and shipment address.
K.	For operational purposes in supporting the provision of warranty services to customers within the Territory, the parties will periodically negotiate the setup of adequate replacement Products and/or Key Component inventories so that individual warranty servicing and shipping costs may be minimized. Such activities can include the shipment of replacement parts and/or Products to the RESELLER, including the provision of extra (no-charge) warranty inventory that could be included with each RESELLER shipment or handled by separate shipments periodically. Any inventories of warranty spare parts or Products will be monitored by the parties and adjusted periodically to provide an adequate level of timely customer support regarding warranty items and overall warranty support costs.

SCHEDULE F
WARRANTIES (for VUZIX current Product line)
This Warranty will be identical to Vuzix’ standard US warranty subject to required changes to make the warranty in compliance with local law in the Territory.
Important Safety Instructions
Follow these safety instructions when using or handling your VUZIX Video Eyewear to reduce the risk of fire, electric shock, and injury to persons and property.
1. READ ALL OF THE INSTRUCTIONS AND SAFETY INFORMATION PROVIDED BEFORE USING THIS PRODUCT.
2. Use the product only for its intended use, as described in this manual.
3. Close supervision is needed when this product is by or near children.
4. Children under the age of seven (7) are still learning to focus and track with their eyes. Their vision is still immature. For these reasons, THIS PRODUCT SHOULD NOT BE USED BY CHILDREN UNDER THE AGE OF SEVEN (7).
5. A very small portion of the population may experience epileptic seizures when viewing certain kinds of flashing lights or patterns that are commonly present in our daily environment. These persons may also experience seizures while watching some kinds of television pictures or playing certain video games on regular monitors, including the use of a display system such as this. These effects can be increased due to the large size of the video screens in this device. Therefore consult a physician if you have any epileptic condition before using this device or if you experience any of the following symptoms while using this device: altered vision, muscle twitching, other involuntary movements, loss of awareness of your surroundings, mental confusion, and/or convulsions.
6. Immersive video, whether viewed on a regular TV, a movie theater screen or a VUZIX video display, can potentially have adverse effects on the user including motion sickness, perceptual after effects and disorientation, and decreased postural stability and eye strain. Take frequent breaks to lessen the potential of these effects, as is commonly suggested for other items, such as keyboards and computer monitors, that you may tend to fixate or concentrate on. If your eyes show signs of fatigue or dryness or if any of the above symptoms is noted, immediately discontinue use of this device and do not resume using it for at least 30 minutes after the symptoms have fully subsided.
7. Permanent or temporary hearing loss or impairment can result from excessive volume levels emitted from the headphones. Always adjust the volume to a safe level BEFORE wearing the product or headphones.
8. Always be aware of the world around you. This product will immerse you in realistic sights and sounds, possibly causing you to forget about the real world around you and the threats to your well being and the well being of others. DO NOT use this product near stairs, balconies, or other things that can be tripped over, run into, knocked down or fallen over. This product should only be used while you are seated and never while using sharp or potentially dangerous objects, operating any form of mechanical device, driving motor vehicles, or performing any act that normally requires you to see what you are doing.
9. This product may be tethered to a power outlet and cables may extend between components. Be careful that these cords do not tangle around you or pose a potential threat to the safety of others.
10. Do not disassemble this product. If service work is required, contact VUZIX using the Support contact information shown in this manual.
11. Do not pull or yank on the cable, kink any of the cables or tie them in sharp or tight knots. Do not hang the product or allow it to be suspended by any of its cables. To disconnect cables, pull on the cable connector. Cables damaged by such actions are not covered by the product’s limited warranty.

12. Do not drop, strike, or cause any portion of the product to be struck or shaken aggressively. Such actions may damage the product and void your warranty.
13. Save these instructions.
Immediately unplug the product from external power sources if:
•	The power adaptor, power cord or USB cord is damaged or frayed.

•	Liquid has been sprayed, splashed or poured on the product.

•	Any component of the product has been dropped or damaged.

•	The product exhibits any distinct change in performance.
Battery Safety Instructions
•	Batteries contain toxic materials. Do not burn, disassemble, mutilate, or puncture the batteries.

•	Do not dispose of batteries in a fire.

•	Dispose of batteries in a method that is consistent with your local laws and regulations.
Vuzix Hardware Product Limited Warranty
Vuzix warrants that your Vuzix hardware product shall be free from defects in material and workmanship for the length of time specified in the Warranty Period (one year), beginning from the date of purchase. If your Vuzix hardware product is used for commercial purposes (including rental or lease) the Warranty Period shall be reduced to ninety (90) days from date of purchase. Except where prohibited by applicable law, this warranty is nontransferable and is limited to the original purchaser and does not apply to anyone else, including anyone to whom you later make any transfer or sale. This warranty gives you specific legal rights, and you may also have other rights that vary under local laws, some of which are not affected by the warranties in this Limited Warranty.
This Limited Warranty does not cover, and no warranty of any kind is provided with respect to any subjective or aesthetic aspects of the hardware product. Vuzix does not warrant that the operation of the product will be uninterrupted or error-free. The limited warranty stated above is the only warranty made to You and is provided in lieu of all other express or implied warranties and conditions (except for any non-disclaimable implied warranties that exist), including any created by any other documentation or packaging. No information or suggestions (oral or in a record) given by Vuzix, its agents, affiliates, dealers or suppliers or its or their employees or agents, shall create a warranty or condition or expand the scope of this Limited Warranty. Any software distributed with the hardware product by Vuzix with or without the Vuzix brand name is not covered under this Limited Warranty. Refer to the licensing agreement accompanying the software (viewable upon its installation), for details of your rights with respect to its use.
Remedies
Vuzix’s entire liability and your exclusive remedy for any breach of warranty shall be, at Vuzix’s option, (1) to repair or replace all or part of the hardware, 2) exchange the hardware with a product that is new or which has been manufactured from new or serviceable used parts and is at least functionally equivalent to the original product, or (3) to refund the price paid by You less reasonable depreciation based on your actual use, provided that the hardware is returned to the point of purchase or such other place as Vuzix may direct with a copy of the sales receipt or dated itemized receipt. Except where prohibited by applicable law, all shipping and handling costs associated with transport (including packaging) for warranty service shall be at your expense. Vuzix may, at its option, use new or refurbished or used parts in good working condition to repair or replace any hardware product. Any replacement hardware product will be warranted for the remainder of the original warranty period or thirty (30) days, whichever is longer or for any additional period of time that may be applicable in your jurisdiction. This warranty does not cover problems or damage resulting from (1) Acts of God, power surge, misuse, abuse, negligence, accident, wear and tear, mishandling, misapplication, or other causes unrelated to defects in the hardware device (2) any unauthorized repair, modification, tampering or disassembly; (3) improper operation or maintenance, usage not in accordance with product instructions or connection to improper voltage supply; or (3) use of consumables, such as replacement batteries, not supplied by Vuzix except where such restriction is prohibited by applicable law or (4) use of the products in connection with any hardware or software other than recommended by Vuzix in the documentation accompanying the product.
How to Obtain Technical Support
Technical support is defined as assistance with questions on issues about the Vuzix hardware product. Technical support for hardware and its software is available for the first ninety (90) days from date of product purchase. Your dated sales or delivery receipt, showing the date of purchase or lease of the product, is your proof of the purchase or lease date. You may be required to provide proof of purchase or lease as a condition of receiving software technical support. The addresses and technical service contact information for Vuzix can be found in the documentation accompanying your product and on the web at our global site: www.vuzix.com.
How to Obtain Warranty Support
Vuzix is the warrantor under this Limited Warranty. Before submitting a warranty claim, we recommend you visit the support section at www.Vuzix.com for technical assistance. Warranty claims cannot be processed through the point of purchase and any other product related questions should be addressed directly to Vuzix. The addresses and customer service contact information for Vuzix can be found in the documentation accompanying your product and on the web at our global site at www.vuzix.com, which will also identify any Vuzix subsidiary or branch serving your country and its local address. You may also write to: Vuzix Sales Support, 75 Town Centre Drive, Rochester, NY 14623, USA. Limitation of Liability
18.3	VUZIX SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REVENUE OR DATA (WHETHER DIRECT OR INDIRECT) OR COMMERCIAL LOSS FOR BREACH OF ANY EXPRESS OR IMPLIED WARRANTY ON YOUR PRODUCT EVEN IF VUZIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. VUZIX’s maximum liability under this limited warranty is limited, at Vuzix’s option, to the amounts originally paid by you for the applicable hardware product or the cost of repair or replacement of any hardware components that malfunction in conditions of normal use during the applicable warranty period. Some jurisdictions do not allow the exclusion or limitation of special, indirect, incidental or consequential damages, so the above limitation or exclusion may not apply to you, but the remainder of this Limited Warranty shall remain in full force and effect.
Duration of Implied Warranties
EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ON THIS HARDWARE PRODUCT IS LIMITED IN DURATION TO THE LIMITED WARRANTY PERIOD STATE ABOVE FOR YOUR PRODUCT. Some jurisdictions do not allow limitations on how long an implied warranty lasts, so the above limitation may not apply to you. Please note that in the European Union, any warranty period less than two years shall be increased to two years except in the case of use for commercial purposes.

SCHEDULE G
List all IP protection applied for by VUZIX within the Territory for current and future Products — as of June 30, 2009. New applications and issues are to be updated at least once each calendar year.

Matter	Type	App Number	File Date	Pat/Reg Number	Issue Date	Status	Title
82	D	200530016861.0	30-May-05	ZL200530016861.0	24-Oct-06	ISSUED	VIRTUAL DISPLAY EYEGLASSES
85	D		30-May-05	200530016863.X	25-Oct-06	ISSUED	PORTABLE VIRTUAL DISPLAY
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
[*****]	[***]	[*****************]	[*************]	=	=	FILED	[*****************]
227	U		13-May-98	ZL 98109836.3	12-Jan-05	ISSUED	Video Image Viewing Device and Method
	[***]	[*****************]	[*************]			TBD	[*****************]
	[***]	[*****************]	[*************]			TBD	[*****************]
	[***]	[*****************]	[*************]			TBD	[*****************]
	[***]	[*****************]	[*************]			TBD	[*****************]
D = Design Patent
U = Utility Patent
T = Trademark